Exhibit 99.1

Gain Therapeutics Reports Financial Results for First Quarter 2026 and Provides Corporate Update

BETHESDA, MD, May 11, 2026 -- Gain Therapeutics, Inc. (Nasdaq: GANX) (“Gain”, or the “Company”), a clinical-stage biotechnology company leading the discovery and development of the next generation of allosteric small molecule therapies, today reported financial results for the quarter ended March 31, 2026, and provided a corporate update.

“The first quarter of 2026 marked another exciting quarter for Gain, as we continued to build on the important advancements achieved in 2025 related to both the scientific understanding and clinical development of our lead candidate GT-02287, in development for the treatment of Parkinson’s disease with or without a GBA1 mutation. This is underscored by the promising biomarker and early clinical evidence from our ongoing Phase 1b study supporting the potential disease modifying properties of GT-02287 that we presented at AD/PD™ 2026 in Copenhagen this past March,” said Gene Mack, President and CEO of Gain Therapeutics.

Mr. Mack added, “The analysis of biomarkers and clinical evidence of efficacy is ongoing throughout the nine-month extension of the Phase 1b study, which is expected to complete in October 2026. MDS-UPDRS scores have remained durable to date and we look forward to sharing more details at the upcoming 3rd International GBA1 Meeting later this month in Phoenix Arizona. We believe the totality of the data supports the potential of GT-02287 to treat both idiopathic and GBA1 Parkinson’s disease, and we remain focused on helping to shift the treatment paradigm from managing symptoms of Parkinson’s disease towards disease modification and addressing the underlying biology causing those symptoms. We expect to receive FDA clearance of our IND during Q2 2026 and remain on track to begin our Phase 2 study in Q3 2026.”

First Quarter 2026 and Recent Corporate and Pipeline Highlights

Pipeline Updates

GT-02287

●	Presented additional data from the Phase 1b clinical study of GT-02287 demonstrating central target engagement, beneficial effects on downstream pathway abnormalities, and clinical improvement in participants, that supported the disease-modifying potential of GT-02287 at AD/PD™ 2026 International Conference on Alzheimer’s and Parkinson’s Disease and Related Neurological Disorders in March 2026 in Copenhagen, Denmark.
o	As of March 2026, 14 of 16 participants enrolled in Phase 1b nine-month extension had completed five months of dosing (Day 150).
o	MDS-UPDRS scores remained stable over 150 days of dosing.
o	In participants with elevated baseline levels of glucosylsphingosine (GluSph) in cerebrospinal fluid (CSF), GluSph decreased by an average of 81% after 90 days of treatment with GT-02287.
o	In participants with elevated baseline levels of GluSph in CSF, levels of DOPA decarboxylase (DDC) decreased following 90 days of treatment with GT-02287.

GT-04686

●	Also, at AD/PD™ 2026, presented new series of novel glucocerebrosidase (GCase) allosteric modulators, represented by the advanced lead GT-04686, identified using the Company’s proprietary Magellan™ drug discovery platform.
o	Novel chemical series, led by GT-04686, demonstrated activity in both in vitro and in vivo models, including increase in GCase activity and lipid substrate depletion in patient fibroblasts harboring both mutated and wildtype GBA1, as well as restoration of motor and non-motor function in an animal model of Parkinson’s disease.
o	GT-04686 is ready for IND-enabling studies for the treatment of Parkinson’s disease and other neurological disorders.

Corporate Updates

●	Hosted a KOL event in January highlighting biomarker evidence supporting disease-modifying potential of GT-02287 and current thinking on GCase substrates and biomarkers in PD. A replay of the event can be found here.
●	Completed enrollment in the Phase 1b nine-month extension for GT-02287 in people with PD. All 16 participants have been enrolled as of January 2026.
●	Continued Investigational New Drug (IND) engagement with the U.S. Food and Drug Administration (FDA) in preparation for GT-02287 Phase 2 clinical development in the United States.
●	Publication of in vitro research on new small molecule allosteric modulators of β-galactosidase, identified using the Company’s Magellan™ drug discovery platform, targeting GM1 gangliosidosis and Morquio B, in the International Journal of Molecular Sciences, one of the Multidisciplinary Digital Publishing Institute’s (MDPI) flagship publications.

Upcoming Anticipated Milestones

●	FDA clearance of our IND submission, expected in Q2 2026, facilitating Phase 2 clinical development of GT-02287 to include clinical sites in the United States.
●	Phase 2 clinical trial of GT-02287 in people with Parkinson’s disease expected to begin in Q3 2026.
●	Results from Phase 1b clinical study of GT-02287 expected in Q4 2026.

Q1 2026 Financial Results

Research and development (R&D) expenses increased by $0.5 million to $2.8 million for the three months ended March 31, 2026, as compared to $2.3 million for the three months ended March 31, 2025. The increases in research and development expenses were primarily related to costs associated with the Company’s lead program compound GT-02287 for the treatment of Parkinson’s disease, unfavorable foreign exchange currency translation as the Swiss franc and Australian dollar strengthened against the U.S. dollar and higher research and development personnel costs.

General and administrative (G&A) expenses increased by $0.5 million to $2.6 million for the three months ended March 31, 2026, as compared to $2.1 million for the three months ended March 31, 2025. The increases in general and administrative expenses for the period were primarily attributable to higher professional fees, higher personnel costs, and unfavorable foreign exchange currency translation as the Swiss franc and Australian dollar strengthened against the U.S. dollar.

Net loss for the three months ended March 31, 2026, was $0.13 per share, basic and diluted, compared to $0.16 per share, basic and diluted, for the three months ended March 31, 2025.

Cash, cash equivalents and marketable securities were $16.5 million as of March 31, 2026, compared to $20.8 million as of December 31, 2025.

About GT-02287

Gain Therapeutics’ lead drug candidate, GT-02287, is in clinical development for the treatment of Parkinson’s disease (PD) with or without a GBA1 mutation. The orally administered, brain-penetrant small molecule is an allosteric enzyme modulator that restores the function of the lysosomal enzyme glucocerebrosidase (GCase) which becomes misfolded and impaired due to mutations in the GBA1 gene, the most common genetic abnormality associated with PD, or other age-related stress factors.

In preclinical models of PD, GT-02287 restored GCase enzymatic function, reduced ER stress, lysosomal and mitochondrial pathology, aggregated α-synuclein, neuroinflammation and neuronal death, as well as plasma neurofilament light chain (NfL) levels, a biomarker of neurodegeneration. In rodent models of both GBA1-PD and idiopathic PD, GT-02287 was shown to rescue deficits in motor function and gait and prevent the development of deficits in complex behaviors such as nesting. Compelling data in these models, demonstrating a disease-modifying effect of GT-02287, suggest that the drug candidate may have the potential to slow or stop the progression of Parkinson’s disease.

Results from a Phase 1 study of GT-02287 in healthy volunteers demonstrated favorable safety and tolerability, plasma and CNS exposures in the projected therapeutic range, and target engagement with an increase in GCase activity among those receiving GT-02287 at clinically relevant doses.

GT-02287 is currently being evaluated in a Phase 1b clinical trial for the treatment of Parkinson’s disease with or without a GBA1 mutation. The primary endpoint of the trial, which enrolled participants across seven sites in Australia, is to evaluate the safety and tolerability of GT-02287 after three months of dosing in people with Parkinson’s disease. The recently commenced Phase 1b study extension allows participants to continue to be treated with GT-02287 for up to a total of 12 months.

Initial results from the Phase 1b clinical trial in people with Parkinson’s disease demonstrated central nervous system target engagement, a reduction to baseline levels in the prespecified endpoint glucosylsphingosine (GluSph), and improvement or stabilization in MDS-UPDRS scores. Additionally, participants with elevated levels of CSF GluSph also exhibited elevated levels of DOPA decarboxylase (DDC), which decreased following treatment with GT-02287.

Gain’s lead program in Parkinson’s disease has been awarded funding support early in its development from The Michael J. Fox Foundation for Parkinson’s Research (MJFF) and The Silverstein Foundation for Parkinson’s with GBA, as well as from the Eurostars-2 joint program with co-funding from the European Union Horizon 2020 research and Innosuisse – Swiss Innovation Agency.

About Gain Therapeutics, Inc.

Gain Therapeutics, Inc. is a clinical-stage biotechnology company leading the discovery and development of next generation allosteric therapies. Gain’s lead drug candidate, GT-02287 is currently being evaluated for the treatment of Parkinson’s disease with or without a GBA1 mutation in a Phase 1b clinical trial. GT-02287 has further potential in Gaucher’s disease, dementia with Lewy bodies, and Alzheimer’s disease. Gain has multiple undisclosed preclinical assets targeting lysosomal storage disorders, metabolic diseases, and solid tumors.

Gain’s unique approach enables the discovery of novel, allosteric small molecule modulators that can restore or disrupt protein function. Deploying its highly advanced Magellan™ platform, Gain is accelerating drug discovery and unlocking novel disease-modifying treatments for untreatable or difficult-to-treat disorders including neurodegenerative diseases, rare genetic disorders and oncology.

Forward-Looking Statements

This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are typically preceded by words such as “believes,” “expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions. These forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct or that those goals will be achieved, and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Such forward-looking statements include, but are not limited to, statements regarding: the development of the Company’s current or future product candidates including GT-02287 and GT-04686; expectations regarding the completion and timing of results from a Phase 1b clinical study for GT-02287, including any extension studies; expectations regarding the timing of patient enrollment for a Phase 1b clinical study for GT-02287, including any extension studies; the timing of any submissions to the FDA or other regulatory bodies and agencies and the timing of any responses from the FDA or other regulatory bodies and agencies; the timing of the commencement of any Phase 2 clinical studies for GT-02287; and the potential therapeutic and clinical benefits of the Company’s product candidates, including GT-02287 and GT-04686. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the Company’s business in general, please refer to the Company’s Form 10-K for the year ended December 31, 2025, and other filings made with the SEC. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. We have no obligation, and expressly disclaim any obligation, to update, revise or correct any of the forward-looking statements, whether because of new information, future events or otherwise.

Investors:

Gain Therapeutics, Inc.

Apaar Jammu

Director, Investor Relations and Public Relations

ajammu@gaintherapeutics.com

LifeSci Advisors LLC

Chuck Padala

Managing Director

chuck@lifesciadvisors.com

Media:

Russo Partners LLC

Nic Johnson and Elio Ambrosio
nic.johnson@russopartnersllc.com
elio.ambrosio@russopartnersllc.com
(760) 846-9256

Gain Therapeutics, Inc

Consolidated Statements of Operations

	Three Months Ended March 31
	2026	2025
Operating expenses:
Research and development	$(2,763,340)	$(2,257,010)
General and administrative	(2,590,205)	(2,112,366)
Total operating expenses	(5,353,545)	(4,369,376)

Loss from operations	(5,353,545)	(4,369,376)

Other income (expense):
Interest income, net	93,052	40,413
Foreign exchange loss, net	(165,173)	(100,586)
Loss before income tax	(5,425,666)	(4,429,549)

Income tax	(183,066)	(100,509)

Net loss	$(5,608,732)	$(4,530,058)

Net loss per share:
Net loss per share attributable to common stockholders - basic and diluted	$(0.13)	$(0.16)
Weighted average common stock - basic and diluted	42,230,248	28,685,417

Gain Therapeutics, Inc

Consolidated Balance Sheets

	March 31,	December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$16,539,222	$20,837,628
Tax credits	231,003	179,701
Prepaid expenses and other current assets	1,451,543	1,219,809
Total current assets	18,221,768	22,237,138

Noncurrent assets:
Property and equipment, net	54,435	74,916
Internal-use software, net	90,045	102,837
Operating lease right-of-use assets	300,576	334,090
Restricted cash	36,085	36,296
Long-term deposits and other noncurrent assets	35,555	33,698
Total noncurrent assets	516,696	581,837
Total assets	$18,738,464	$22,818,975

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$1,516,362	$825,027
Operating lease liabilities - current	116,627	119,876
Other current liabilities	2,153,304	2,306,624
Loans - current	100,281	100,869
Total current liabilities	3,886,574	3,352,396

Noncurrent liabilities:
Defined benefit pension plan	389,519	390,509
Operating lease liabilities - noncurrent	182,129	211,238
Loans - noncurrent	273,265	300,084
Total noncurrent liabilities	844,913	901,831
Total liabilities	$4,731,487	$4,254,227

Stockholders’ equity
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; nil shares issued and outstanding as of March 31, 2026 and December 31, 2025	$—	—
Common stock, $0.0001 par value: 100,000,000 shares authorized; 42,488,578 and 42,073,807 shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively	4,250	4,209
Additional paid-in capital	119,970,514	119,139,677
Accumulated other comprehensive income	996,952	776,869
Accumulated deficit	(101,356,007)	(81,194,908)
Loss of the period	(5,608,732)	(20,161,099)
Total stockholders’ equity	14,006,977	18,564,748
Total liabilities and stockholders’ equity	$18,738,464	$22,818,975